Eleven Biotherapeutics Announces Closing of $8.0 Million Underwritten Public Offering
CAMBRIDGE, Mass., November 3, 2017 – Eleven Biotherapeutics, Inc. (“Eleven” or the “Company”) (NASDAQ:EBIO), a late-stage clinical oncology company advancing novel product candidates based on its Targeted Protein Therapeutics (TPTs) platform, today announced the closing of the previously announced underwritten public offering of 5,525,000 shares of its common stock, pre-funded warrants to purchase an aggregate of 4,475,000 shares of common stock, and common warrants to purchase up to an aggregate of 10,000,000 shares of common stock. Each share of common stock or pre-funded warrant, as applicable, was sold together with a common warrant to purchase one share of common stock at a combined effective price to the public of $0.80 per share and accompanying common warrant.
H.C. Wainwright & Co., LLC acted as the sole book-running manager for the offering.
The gross proceeds of the offering were approximately $8.0 million and the net proceeds from the offering were approximately $7.0 million, after deducting underwriting discounts and commissions and other offering expenses. Eleven intends to use the net proceeds from this offering to continue to fund the clinical development of its lead product candidate Vicinium and for general corporate purposes, which may include capital expenditures and funding its working capital needs.
The common warrants issued in the offering are exercisable immediately at an exercise price of $0.80 per share and will expire five years from the date of issuance. The pre-funded warrants are exercisable immediately at an exercise price of $0.01 per share and may be exercised until they are exercised in full. The shares of common stock or pre-funded warrants, as applicable, and the accompanying common warrants could only be purchased together in the offering but were subsequently issued separately.
In addition, Eleven has granted the underwriter a 30-day option to purchase up to 1,500,000 additional shares of common stock at a purchase price of $0.79 per share and/or common warrants to purchase up to an aggregate of 1,500,000 shares of common stock at a purchase price of $0.01 per common warrant with an exercise price of $0.80 per share to cover over-allotments, if any, less the underwriting discounts and commissions.
A registration statement on Form S-1 (File No. 333- 220809) relating to these securities was declared effective by the Securities and Exchange Commission (SEC) on November 1, 2017. The offering was made only by means of a prospectus forming part of the effective registration statement. A final prospectus relating to and describing the terms of the offering has been filed with the SEC. Copies of the final prospectus relating to the offering may be obtained for free by visiting the SEC's website at www.sec.gov or from H.C. Wainwright & Co., LLC, 430 Park Avenue, 4th Floor, New York, New York 10022, by email at placements@hcwco.com or by telephone at 646-975-6996.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.
About Eleven Biotherapeutics
Eleven Biotherapeutics, Inc. is a late-stage, clinical oncology company advancing novel product candidates based upon the Company’s targeted protein therapeutics (TPTs) platform. The Company’s TPTs incorporate a tumor-targeting antibody fragment and a protein cytotoxic payload into a single protein molecule in order to achieve focused tumor cell killing. The Company believes its TPT approach offers significant advantages in treating cancer over existing antibody drug conjugate technologies. The Company believes its TPTs provide effective tumor targeting with broader cancer cell-killing properties than are achievable with small molecule payloads that require tumor cell proliferation and face multi-drug resistant mechanisms. Additionally, the Company believes that its TPT’s cancer cell-killing properties promote an anti-tumor immune response that will potentially combine well with immune oncology drugs such as checkpoint inhibitors. For more information, please refer to the Company’s website at www.elevenbio.com.

Cautionary Note on Forward-Looking Statements:
Any statements in this press release about future expectations, plans and prospects for the Company, the Company’s strategy, future operations, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the Company’s anticipated proceeds from the offering and its use of those proceeds, as well as other risks discussed in the “Risk Factors” section of the Company’s Registration Statement on Form S-1, as amended (File No. 333-220809), Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

Contact:
Stern Investor Relations, Inc.
Michael Schaffzin
212-362-1200
michael@sternir.com